Exhibit 99.1
NEWS RELEASE

CONTACTS:	Amin Khalifa, Chief Financial Officer IRIS International, Inc. 818-527-7323 -or- Ron Stabiner, The Wall Street Group, Inc. 212-888-4848
FOR IMMEDIATE RELEASE:
IRIS International Reports Record Revenue for 2010 Fourth Quarter and Full Year
Q4 Earnings of $0.03 Impacted by the Dilutive Effect of the New Arista Molecular Laboratory, Higher
Automated Chemistry Instrument Costs and Unfavorable Foreign Currency
CHATSWORTH, Calif., February 28, 2011 — IRIS International, Inc. (NASDAQ: IRIS), reflecting strong instrument sales and continued record sales of consumables and service in its Iris Diagnostics Division (IDD), today announced record revenue of $29.3 million for the fourth quarter ended December 31, 2010, an 11% increase from revenue of $26.5 million in the prior year fourth quarter. Net income for the fourth quarter 2010 was $452,000, or $0.03 per diluted share, compared with net income of $1.9 million, or $0.11 per diluted share, in the prior period. The 2010 results reflect the dilutive impact of IRIS’s new Arista Molecular laboratory (Arista). Diluted weighted average shares outstanding for the three months ended December 31, 2010 and 2009, were 17.8 million and 18.0 million, respectively.
Following are highlights and more detail about results for the 2010 fourth quarter and full year:
•	Record revenue of $29.3 million in Q4 2010 increased 11% from $26.5 million in Q4 2009; Full year 2010 revenue of $107.7 million increased 16% from $92.6 million in 2009.

•
Record IDD consumables and service revenue of $15.8 million in Q4 2010, a 17% increase over Q4 2009, and accounting for 54% of consolidated revenue; Full year 2010 IDD consumable and service revenue increased 17% to $61.1 million, or 57% of consolidated revenue.

•
More than 3,000 iQ® 200 analyzers and more than 300 iChem ®VELOCITY™ analyzers sold to date; the iChemVELOCITY is currently only being sold in certain international territories, as FDA 510(k) market clearance is required for the US and other countries requiring the product to be cleared at the country of origin.

•
Diluted EPS of $0.03 in Q4 2010 versus $0.11 in Q4 2009; Full year 2010 EPS of $0.17 versus $0.35 in 2009, including the dilutive effect of Arista’s operations. Q4 and full-year EPS also reflect $800,000 due to a price premium from automated chemistry analyzers sourced in Japan and related higher currency costs associated with the Yen, the expansion of direct commercial operations in certain European territories, and increased R&D for 3GEMS™ and NADiA® ProsVue™, offset by a $789,000 R&D tax credit.

•	Strong debt-free balance sheet with cash of $25.5 million at December 31, 2010.
“Our IDD segment continued to demonstrate strong momentum in the fourth quarter and the full year, having achieved the strongest sales performance for any quarter or year in the Company’s history and a 19% increase in revenue over fiscal year 2009. Strong instrument sales and record consumables and service in our core urinalysis business reflect continued improvement in the U.S. and global hospital and laboratory capital spending environment. In addition, our new marketing and sales initiatives for our iQ200 automated microscopy analyzer are resulting in significant penetration into new markets, including Mexico and China, where we have made great strides,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International.
“Since our initial response to the Additional Information letter from the FDA regarding our 510(k) application for the iChemVELOCITY, we have continued to respond to further information requests made by the agency. We believe we have sufficiently responded to these requests and are now awaiting a final decision. Domestic sales of this instrument will be initiated upon us attaining FDA clearance and will enable us to offer a fully integrated, proprietary bench top automated urinalysis solution. In addition, we will be able to offer this proprietary product configuration in countries which require regulatory approval in the country of origin,” Mr. García said.
(More)

The fourth quarter 2010 results were primarily impacted by the dilutive effect of the Arista acquisition of approximately $2.1 million, or $0.09 per share, related to its operations and menu expansion initiatives. In addition, the fourth quarter included a net unfavorable foreign currency impact of approximately $742,000, or $0.03 per share, CFO transition costs of $244,000, or $0.01 per share and $800,000, or $0.03 per share, related to higher instrument cost of goods due to a price premium on the last purchase of automated chemistry analyzers sourced in Japan. The net total impact of these items adversely impacted the fourth quarter earnings by $0.16 per share. The Company is presenting an attached tabular analysis of what earnings and diluted EPS would have been had these items (excluding Arista operating losses) not occurred. These non-GAAP financial measures are labeled as adjusted net income and adjusted diluted EPS.
“Since the acquisition of Arista in July 2010, we have invested in personnel and new equipment to enable the expansion of the laboratory’s high complexity test menu beyond solid tumor markers, adding flow cytometry services for detection of blood cancers such as leukemia and lymphoma, and FISH testing in early 2011. This planned expansion is in line with our original vision to provide a comprehensive menu to the pathology groups which prefer to outsource their esoteric tests to a single service provider,” Mr. Garcia said.
“We expect Arista to become a growing source of revenues and earnings for IRIS in the rapidly growing field of personalized medicine, and we are continuing to develop a good pipeline of customer targets, which should begin to translate into meaningful revenues in 2011 and achieving break even in this new business in 2012. Arista also will serve as a launch vehicle and direct commercial channel for accelerating our NADiA® ultra-sensitive nucleic acid detection immunoassay platform, beginning with NADiA ProsVue™, a prostate cancer prognostic test,” he added.
“Regarding the pending FDA 510(k) application for NADiA ProsVue™, following our formal reply in mid-October to the Additional Information letter received from FDA, we had a face to face meeting with the FDA in November, and recently submitted the additional data requested,” Mr. Garcia added. “The results of our multi-center clinical study were presented at the American Society for Clinical Oncology 2011 Genitourinary Cancers Symposium. We are very pleased with the preliminary data from our retrospective study which supports our hypothesis that NADiA ProsVue can contribute useful information as a prognostic indicator in identifying post-prostatectomy patients with low risk of cancer recurrence.”
The IDD business unit sales increased 13% to $25.8 million in the fourth quarter of 2010, as compared to $22.8 million in the prior period. The IDD business unit sales include approximately $800,000 in incremental revenue relating to the acquisition of our distributors’ operations in the UK and Germany. IDD instrument sales increased 8% to $10.0 million when compared with $9.2 million in the fourth quarter of 2009. The IDD instruments gross margin was 29% for the 2010 fourth quarter was compared with 35% in the prior period. Instruments gross margin was unfavorably affected by higher instrument costs for the price premium from Japanese sourced chemistry analyzers and unfavorable foreign currency associated with the Yen.
IDD consumables and service revenue grew by 17% to a record $15.8 million for the quarter, as compared to $13.6 million in the fourth quarter of 2009, reflecting a larger installed instrument base and increased sales of iChemVELOCITY test strips. IDD consumables and service revenue represented 54% of consolidated revenue in the fourth quarter of 2010, as compared to 51% in the fourth quarter of 2009. IDD consumables and service gross margin was 60% for the 2010 fourth quarter, as compared to 63% in the prior period, primarily resulting from an increase in service costs related to our direct commercial operations in the UK and Germany.
(More)

Revenue at the Iris Sample Processing Division decreased 7% to $3.4 million for the fourth quarter of 2010, when compared with revenue of $3.7 million in the fourth quarter of 2009, due to lower demand for products, service and consumables from some of our OEM partners. The Iris Sample Processing gross margin was 51% for the fourth quarter of 2010, when compared with 49% in the prior period due primarily to cost control initiatives, partially offset by lower sales volumes.
Marketing and selling expenses of $5.7 million in the fourth quarter of 2010 increased 27% when compared with marketing and selling expenses of $4.5 million in the prior period, primarily as a result of $718,000 in expense related to the operations of Arista, which is now reported in our new Personalized Medicine segment. Also, increased personnel related to our direct commercial operations in the UK and Germany, and higher commissions and GPO fees related to the increase in IDD instrument and consumable sales contributed to the increase in marketing and selling expenses.
General and administrative expenses in the fourth quarter of 2010 increased 33% to $4.8 million, when compared to $3.6 million in the prior year period, primarily due to $973,000 in personnel costs and related benefits associated with the expansion of the Personalized Medicine segment.
Research and development expense for the fourth quarter of 2010 was $3.4 million, or 12% of revenue, when compared to $2.9 million, or 11% of revenue, in the fourth quarter of 2009, due to the increased spending related to the development of our 3GEMS™ Urinalysis and Hematology platforms and regulatory submissions for iChemVELOCITY and NADiA ProsVue.
In August 2010, the Company’s board of directors authorized a stock repurchase plan which resulted in the repurchase of an aggregate of 155,258 shares of its common stock for approximately $1.5 million during the fourth quarter of 2010, bringing to 330,454 the total number of shares repurchased under the plan for approximately $3 million, since August.
In the fourth quarter of 2010 we realized a tax benefit due primarily to congressional action to renew the R&D tax credits for federal income tax purposes. This resulted in the entire tax adjustment being made in the fourth quarter. The Company’s balance sheet remains strong with cash of $25.5 million and no debt at December 31, 2010.
Full Year 2010 Financial Results
For the twelve months ended December 31, 2010, IRIS had record revenue of $107.7 million, a 16% increase from revenue of $92.6 million in the prior year period. Consolidated gross profit margin was 51% for the twelve months ended December 31, 2010 and 53% for the prior year. Gross profit for the year improved 13%, to $54.9 million from $48.7 million in the year-ago period. Net income for the twelve months ended December 31, 2010 was $3.0 million, or $0.17 per diluted share, compared with $6.3 million, or $0.35 per diluted share in the year ago twelve month period. Full year results included $1.1 million, or $0.04 per diluted share, in charges related to unfavorable foreign currency translation, CFO severance and transition expenses of $923,000, or $0.04 per share, and expenses, including acquisition cost and operating results, related to Arista of $3.8 million, or $0.16 per share. The effective tax rate for 2010 was 26% compared with 28% for the 2009 year. Both years include the effect of R&D tax credits for federal income tax purposes. Diluted weighted average shares outstanding for the 2010 and 2009 twelve month periods were 18.0 million and 17.9 million, respectively.
Company Outlook
IRIS is issuing guidance for 2011 anticipating revenue of $117 — $123 million, representing 10-15% growth over 2010. EPS guidance for 2011 is $0.19 — $0.21, including the dilutive impact of $0.20 — $0.25 related to the Arista Molecular acquisition. In a normally seasonal slow first quarter, we do expect earnings to be impacted by the continued ramp up in the Personalized Medicine segment as well as the delay in regulatory clearance of iChemVELOCITY.
Our 2011 guidance includes $2 — $4 million in revenue from Arista, but does not include any revenue or corresponding expenses relating to the commercial initiation of NADiA ProsVue, as we have not yet secured regulatory clearance. R&D expense is expected to be approximately 14% of revenues in line with 2010.
Conference Call
We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.
(More)

About IRIS International, Inc.
IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 3,000 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company recently acquired a high complexity CLIA-certified molecular pathology laboratory offering differentiated, high value molecular diagnostic services in the rapidly growing field of personalized medicine. The laboratory provides a direct commercial channel for the Company’s NADiA® ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.
SAFE HARBOR PROVISION
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, including the AlliedPath acquisition, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,“plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The financial results presented in this press release are subject to change pending the filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2010. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.
To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the three month and twelve month periods ended December 31, 2010. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate the comparison of our historical results to our competitors. The Company is reporting herein the following non-GAAP financial measures: “adjusted net income,” and “adjusted diluted earnings per share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.
(More)

Adjusted net income excludes items which are considered unusual and the related incremental tax effect of these items. Adjusted diluted earnings per share exclude the effect of the same items described above from diluted earnings per share. Reconciliations of net income, the GAAP measure most directly comparable to adjusted net income, and diluted earnings per share, the GAAP measure most directly comparable to adjusted diluted earnings per share, are provided on the attached schedule.
The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.
Reconciling Items to Non-GAAP Financial Measures
The non-GAAP measures described above exclude the following items:
a)	Arista acquisition related costs — For the twelve month period ended December 31, 2010, we recorded acquisition related expenses of $525,000.

b)
CFO severance and related transition costs — For the three and twelve month period ended December 31, 2010, we recorded $244,000 and $923,000, respectively, related to CFO severance and related transition costs.

c)	Price premium from Japanese chemistry analyzers — For the three and twelve month periods ended December 31, 2010, the impact was $800,000.

d)	Net foreign currency impact — For the three and twelve month periods ended December 31, 2010, the impact from foreign currency transactions was $742,000 and $1.1 million, respectively.
Amounts for the 2009 prior year periods were immaterial and therefore no reconciliation of GAAP to Non-GAAP financial measures is provided for the 2009 periods.
(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$25,531	$34,253
Accounts receivable, net	20,733	17,715
Inventories	10,310	10,866
Prepaid expenses and other current assets	1,661	1,045
Investment in sales-type leases, current portion	3,578	3,397
Deferred tax asset	3,135	4,238

Total current assets	64,948	71,514

Property and equipment, net	12,035	9,667
Goodwill	3,957	2,450
Intangible assets, net	9,345	1,454
Software development costs, net	2,637	2,534
Deferred tax asset	2,615	1,898
Investment in sales-type leases, non-current portion	10,002	7,441
Other assets	1,070	832

Total assets	$106,609	$97,790

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,795	$4,479
Accrued expenses	7,513	5,761
Deferred service contract revenue, current portion	3,205	2,286

Total current liabilities	16,513	12,526
Deferred service contract revenue, non-current portion	71	42
Other long term liabilities	1,374	—

Total liabilities	17,958	12,568

Stockholders’ equity:
Common stock	180	181
Additional paid-in capital	89,701	87,692
Other comprehensive income	140	560
Accumulated deficit	(1,370)	(3,211)

Total stockholders’ equity	88,651	85,222

Total liabilities and stockholders’ equity	$106,609	$97,790

(More)

IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share data)

	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2010	2009	2010	2009

Revenues
IDD instruments	$9,976	$9,246	$32,083	$26,018
IDD consumables and service	15,836	13,555	61,112	52,213
Sample processing instruments and supplies	3,423	3,662	14,408	14,335
Personalized medicine	42	—	69	—

Total revenues	29,277	26,463	107,672	92,566

Cost of Revenue
IDD instruments	7,044	6,122	21,237	16,778
IDD consumable and service	6,321	5,010	24,489	20,158
Sample processing instruments and supplies	1,668	1,876	6,619	6,965
Personalized medicine	267	—	441	—

Total cost of revenue	15,300	13,008	52,786	43,901

Gross profit	13,977	13,455	54,886	48,665

Marketing and selling	5,677	4,458	19,829	16,122
General and administrative	4,825	3,632	17,387	13,321
Research and development, net	3,424	2,862	14,562	11,411

Total operating expenses	13,926	10,952	51,778	40,854

Operating income	51	2,503	3,108	7,811

Other income (expense):
Interest income	278	217	1,123	857
Interest expense	(2)	(11)	(10)	(21)
Foreign currency transaction (loss) and other	(273)	38	(91)	58

Income before provision for income taxes	54	2,747	4,130	8,705

Provision for income taxes (benefit)	(398)	815	1,088	2,454

Net income (loss)	$452	$1,932	$3,042	$6,251

Basic net income per share	$0.03	$0.11	$0.17	$0.35

Diluted net income per share	$0.03	$0.11	$0.17	$0.35

Basic — average shares outstanding	17,770	17,833	17,903	17,727

Diluted — average shares outstanding	17,847	17,995	18,019	17,874

(More)

IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited — in thousands)

	For the twelve months
	ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$3,042	$6,251
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	41	74
Loss on foreign currency remeasurement	155	—
Deferred taxes	(217)	(182)
Tax benefit from stock option exercises	(99)	(416)
Depreciation and amortization	4,164	3,523
Stock-based compensation	4,157	3,729
Changes in operating assets and liabilities:
Accounts receivable	(3,062)	2,546
Inventories	512	(909)
Prepaid expenses and other assets	(779)	1,280
Investment in sales-type leases	(2,790)	(1,677)
Accounts payable	1,100	(1,820)
Accrued expenses	1,593	(713)
Deferred service contract revenue	938	373

Net cash provided by operating activities	8,755	12,059

Cash flows from investing activities:
Acquisition of business	(4,630)	—
Purchase of assets from European distributor	(660)	—
Acquisition of property and equipment	(4,564)	(2,905)
Purchase of product technology	(3,284)	—
Software development costs capitalized	(754)	(835)
Sale of short-term investments in marketable securities	—	2,157

Net cash used in investing activities	(13,892)	(1,583)

Cash flows from financing activities:
Issuance of common stock for cash	32	1,450
Repurchase of common stock	(3,320)	(2,679)
Tax benefit from stock option exercises	99	416

Net cash used in financing activities	(3,189)	(813)

Net foreign currency translation adjustments	(396)	145

Net (decrease) increase in cash and cash equivalents	(8,722)	9,808
Cash and cash equivalents at beginning of period	34,253	24,445

Cash and cash equivalents at end of period	$25,531	$34,253

Supplemental schedule of non-cash investing activities:
During the twelve months ended December 31, 2010, the Company disposed of property and equipment with a cost and accumulated depreciation of $666 and $625, respectively.
Fair value of contingent consideration in connection with business acquisition completed in the year ended December 31, 2010 was $1.2 million.
During the year ended December 31, 2009, the Company disposed of property and equipment with a cost and accumulated depreciation of $122 and $48, respectively.

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,523	$2,729
Cash paid for interest	$9	$21
(More)

IRIS INTERNATIONAL, INC.
RECONCILIATION OF GAAP NET INCOME AND DILUTED EARNINGS PER SHARE TO ADJUSTED NET
INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(unaudited — in thousands, except per share data)

	For the three months			For the Twelve months
	ended December 31, 2010			ended December 31, 2010
	Pretax	After tax	Per diluted	Pretax	After tax	Per diluted
	amount	amount	share	amount	amount	share

GAAP net income & Diluted EPS		$452	$0.03		$3,042	$0.17

Reconciling items:

Arista acquisition related expenses	—	—	—	$525	386	0.02

CFO severance & related transition costs	$244	180	0.01	923	679	0.04

Price premium from Japanese chemistry analyzers	800	589	0.03	800	589	0.03

Foreign currency loss	742	546	0.03	1,088	801	0.04

Adjusted net income & Adjusted Diluted EPS		$1,766	$0.10		$5,497	$0.31

(1)	Amounts may not foot due to rounding.

(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

(3)	4th quarter after tax amounts use the effective tax rate for the year as the 4th quarter results included a tax benefit

(4)	Of the foreign currency impact, for the three and twelve month periods, $473 and $993, respectively were related to transactions negatively affecting operating income.
# # #